Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (Nos. 333-137480, 333-130190, 333-127054 and 333-124662) and Form S-8 (No. 333-138372 and 333-130014) of GigaBeam Corporation of our reports dated April 17, 2007, relating to the consolidated financial statements which appears in this Form 10-KSB, for the years ended December 31, 2006 and 2005. Our report relating to the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO Seidman, LLP

Bethesda, MD
April 17, 2007